Exhibit 10.2

TIGO ENERGY INC.

2023 Incentive Plan

SUB-PLAN FOR ISRAELI PARTICIPANTS

1.
SPECIAL PROVISIONS FOR ISRAELI PARTICIPANTS

1.1 This Sub-Plan (the “Sub-Plan”) supplements the Tigo Energy, Inc. (the “Company”) 2023 Incentive Plan (the “Plan”), in accordance with the Committee’s authority pursuant to Section 3 of the Plan.

1.2 The Sub-Plan hereunder applies only to Participants who are citizens or residents of the State of Israel, or deemed to be residents of the State of Israel for tax purposes, or who are otherwise subject to taxation in Israel with respect to the grant of Awards (“Israeli Participants”).

1.3 . The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan from time to time, in compliance with the tax, securities and other applicable laws currently in force in the State of Israel. This Sub-Plan is applicable to participation in the Plan and is intended to comply with and be subject to the ITO and Section 102. The Company, however, does not warrant that the Plan and Sub-Plan will be recognized by the income tax authorities or that future changes will not be made to the provisions of the law, regulations or the rules, which are promulgated from time to time, or that any exemption or benefit currently available pursuant to Section 102 will not be abolished.

1.4 The Plan and this Sub-Plan shall be read together. Except as otherwise explicitly provided herein, participation in the Plan shall be governed by the terms of the Plan. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall govern.

1.6 The Sub-Plan shall be administered by the Committee as further set forth in the Plan. Subject to applicable law and without derogating from the generality of the Plan, the Committee shall have plenary authority to determine whether or not an Award shall be granted pursuant to Section 102, and if so, whether such Award be granted to a trustee under the Ordinance and the election of the “Ordinary Income Route” according to Section 102(b)(1) of the Ordinance or the “Capital Gains Route” according to Section 102(b)(2) of the Ordinance or otherwise.

2.
DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions shall apply to this Sub-Plan:

“3(i) Award” means an Award, which is subject to taxation pursuant to Section 3(i) of the ITO, which has been granted to any person who is not an Eligible 102 Participant.

“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) of the ITO pursuant to which income resulting from the sale of Shares is taxable as a capital gain.

“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of Shares is taxed as ordinary income.

“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

“Affiliate” for the purpose of grants made under this Sub-Plan, means any Affiliate, as defined in the Plan, that is an “employing company” within the meaning of Section 102(a) of the ITO.

“Controlling Shareholder” as defined in Section 32(9) of the ITO, currently defined as an individual who prior to the grant or as a result of the grant or exercise of any Award, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) at least (i) 10% of the outstanding share capital of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company.

“Deposit Requirements” shall mean with respect a 102 Trustee Grant, the requirement to evidence deposit of a Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Grant.

“Election” means the Company’s choice of the type of 102 Trustee Grants it shall make under the Sub-Plan (as between capital gains track or ordinary income track), as filed with the ITA.

“Eligible 102 Participant” means an Israeli Participant who is a person employed by the Company or its Affiliates, or an individual who is serving as a director (as defined in the ITO) or an office holder (as defined in the ITO), who is not a Controlling Shareholder.

“ITA” means the Israel Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version), 1961, and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Required Holding Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants,

during which Awards granted by the Company must be held by the Trustee for the benefit of the person to whom it was granted. As of the date of the adoption of this Sub-Plan, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date of grant.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

“Section 102” shall mean the provisions of Section 102 of the ITO, as amended from time to time.

“Shares” shall mean shares of Common Stock (as such term is defined by the Plan).

“Trustee” means a person or entity designated by the Committee to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

3.
TYPES OF AWARDS AND SECTION 102 ELECTION

3.1 3.1 Awards granted under the Plan pursuant to Section 102, shall be granted pursuant to either (a) Section 102(b)(2) of the ITO as 102 Capital Gains Track Grants or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants. The Company’s (or its Affiliate’s) Election regarding the type of 102 Trustee Grant it chooses to make shall be filed with the ITA. Once the Company (or its Affiliate) has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the lapse of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company (or its Affiliate) from granting Non-Trustee Grants to Eligible 102 Participants at any time.

3.2 Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Sub-Plan. Israeli Participants who are not Eligible 102 Participants may be granted only 3(i) Awards under this Sub-Plan.

3.3 No 102 Trustee Grants may be made effective pursuant to this Sub-Plan until 30 days after the date the requisite filings required by the ITO and the Rules, including the filing of the Plan and Sub-Plan, have been made with the ITA.

3.4 The Award Agreement shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Award; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

3.5 An Option granted under this Sub-Plan shall be deemed a Nonqualified Stock Option for purposes of U.S. taxation.

4.
TERMS AND CONDITIONS OF 102 TRUSTEE GRANTS

4.1 Each 102 Trustee Grant shall be deemed granted on the date approved by the Board and stated in a written or electronic notice by the Company, provided that its qualification as a 102

Trustee Grant shall be dependent upon the Company’s and the Trustee's compliance with any applicable requirements set forth by the ITA with regard to such grants.

4.2 Each 102 Trustee Grant granted to an Eligible 102 Participant and each certificate for Shares acquired pursuant to a 102 Trustee Grant shall be deposited with a Trustee in compliance with the Deposit Requirements and held in trust by the Trustee for the benefit of the Eligible 102 Participant for the Required Holding Period (or be subject to a supervisory trustee arrangement if approved by the ITA). After termination of the Required Holding Period, the Trustee may release such Awards and any Shares issued with respect to such Award, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO or (ii) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Grants or shares issued with respect to the 102 Trustee Grants prior to the full payment of the Eligible 102 Participant’s tax liabilities.

4.3 Each 102 Trustee Grant shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Sub-Plan or Award Agreement that is not consistent therewith. Any provision of the ITO and any approvals or rulings of the ITA not expressly specified in this Sub-Plan or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the ITO, and the terms and conditions of the trust agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102. With respect to 102 Capital Gain Track Grants, to the extent that the Shares underlying an Award are listed on any established stock exchange or a national market system, the provisions of Section 102(b)(3) of the ITO shall apply with respect to the Israeli tax rate applicable to such Awards.

4.4 During the Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Awards or Shares received following any realization of rights derived from Awards (including stock dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the Shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable Award Agreement and applicable law. To avoid doubt such sale or release during the Required Holding Period shall result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the Required Holding Period).

4.5 In the event a stock dividend is declared and/or additional rights are granted with respect to 102 Trustee Grants, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such dividend shares and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant in accordance with the Plan after deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

4.6 If a 102 Trustee Grant is exercised during the Required Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant (or be subject to a supervisory trustee arrangement if approved by the ITA). If such Award is exercised or settled after the Required Holding Period ends, the Shares issued upon such exercise or settlement shall, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee for the benefit of the Eligible 102 Participant (or be subject to a supervisory trustee arrangement if approved by the ITA), or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan and this Sub-Plan.

4.7 Notwithstanding anything to the contrary in the Plan, it is clarified that 102 Trustee Grants are subject to the confirmation and approval of the ITA. In addition, any 102 Trustee Grants are meant to comply in full with the terms and conditions of Section 102 and the requirements of the ITA, and therefore the Plan and the Sub-Plan are to be read such that they comply with the requirements of Section 102. Should any provision in the Plan and/or the Sub-Plan disqualify the Plan and/or the Sub-Plan and/or any 102 Trustee Grants thereunder from beneficial tax treatment pursuant to the provisions of Section 102, such provision shall not apply to such 102 Trustee Grants and the underlying Shares unless the ITA provides approval of compliance with Section 102.

4.8 Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in the Plan or this Sub-Plan, certain adjustments and amendments to the terms of Awards granted under the 102 Capital Gains Track, including pursuant to exchange programs, recapitalization events, and so forth, may disqualify the Awards from benefitting from the tax benefits under the 102 Capital Gains Track, unless the prior approval of the ITA is obtained; and (ii) notwithstanding anything to the contrary in the Plan, repurchase rights with regard to Awards made as 102 Capital Gains Track Grants shall be subject to the express approval of the ITA.

5.
ASSIGNABILITY

As long as Awards or Shares are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6.
TAX CONSEQUENCES

6.1 Any tax consequences arising from the grant or settlement of any Award, the exercise of any Option, the issuance, sale or transfer and payment for the Shares covered thereby, or from any other event or act (of the Company and/or its Affiliates and/or the Trustee and/or the Participant), hereunder (including without any limitation any taxes and compulsory payments, such as National Insurance Institute and health tax payments), shall be borne solely by the Eligible

102 Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.6.2 The Company or any of its Affiliates, and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to a Award granted under the Plan and the exercise, sale, transfer or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; and/or (ii) requiring a Participant to pay to the Company or any of its Affiliates the amount so required to be withheld; and/or (iii) withholding otherwise deliverable Shares having a Fair Market Value equal to the minimum amount statutorily required to be withheld; and/or (iv) selling a sufficient number of such Shares otherwise deliverable to a Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to the Participant’s authorization as expressed by acceptance of the Award under the terms herein), to the extent permitted by applicable law or pursuant to the approval of the ITA. In addition, the Participant shall be required to pay any amount (including penalties) that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.3 The Company does not represent or undertake that an Award shall qualify for or comply with the requisites of any particular tax treatment (such as the “capital gains track” under Section 102), nor shall the Company, its assignees or successors be required to take any action for the qualification of any Award under such tax treatment. The Company shall have no liability of any kind or nature in the event that, as a result of applicable law, actions by the Trustee or any position or interpretation of the ITA, or for any other reason whatsoever, an Award shall be deemed to not qualify for any particular tax treatment.

6.4 With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.

6.5 The Company and/or the Trustee shall not be required to release any Share certificate to a Participant until all required payments have been fully made. In the event that the Company or its Affiliate, or the Trustee, as applicable, is uncertain as to the sum of the full tax payment due or which is subject to withholding, the Company or the Trustee, as applicable, may refuse to release the Shares until such time as the ITA verifies the sum of the full tax payment which is due, and the Participant shall not have any claims in connection with such refusal.

7.
SECURITIES LAWS

All Awards hereunder shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.

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